AGREEMENT
     This AGREEMENT (this “Agreement”) is entered into as of May 23, 2007 by and between American Bank Note Holographics, Inc., a Delaware corporation (the “Company”), and William M. Hitchcock, Randall C. Bassett, David H. Hancock, the SEP IRA F/B/O Norman H. Pessin (the “Pessin IRA”), Sandra F. Pessin, Levy, Harkins & Co., Inc., a Delaware corporation (“Levy Harkins”), The Gracy Fund, L.P., a Delaware limited partnership (“The Gracy Fund”), Edwin A. Levy, James Lebenthal and Michael J. Harkins.
     WHEREAS, William M. Hitchcock, Randall C. Bassett, David H. Hancock, the Pessin IRA, Sandra F. Pessin, Levy Harkins, The Gracy Fund, Edwin A. Levy and James Lebenthal (together, the “Voting Agreement Members”) entered into that certain Voting Agreement dated March 28, 2007 (the “Voting Agreement”).
     WHEREAS, Michael J. Harkins (together with the Voting Agreement Members, the “Participating Stockholders”) is President of Levy Harkins and a general partner of The Gracy Fund, which are parties to the Voting Agreement.
     WHEREAS, the Voting Agreement Members, pursuant to the terms of the Voting Agreement, and Michael J. Harkins, by nature of his position with Levy Harkins and The Gracy Fund, beneficially own 20.9% of the outstanding shares of common stock of the Company (“Common Stock”).
     WHEREAS, on March 23, 2007, certain Voting Agreement Members recommended to the Board of Directors of the Company (the “Board”) nomination of five director candidates to replace the Company’s current Board at the Company’s 2007 annual meeting (the “Annual Meeting”) and on March 30, 2007 and April 9, 2007, the Participating Stockholders filed Schedules 13D to disclose the possibility that they might commence a contested election of directors at the Annual Meeting if the Board does not accept their slate of nominees.
     WHEREAS, the Participating Stockholders and the Company engaged in discussions to determine the best course for the Board and wish to set forth the terms for resolving the matters between the Participating Stockholders and the Company.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
     1. Board and Committee Composition.
          (a) Upon the execution and delivery of this Agreement by the parties hereto, (i) the Board will be expanded to seven (7) members, (ii) Randall Bassett and Eric Haskell shall be appointed to the Board, (iii) the Strategic Advisory Committee of the Board shall be constituted, to be governed by the charter attached hereto as Exhibit A, (iv) Randall Bassett, Richard Robbins and Kenneth Traub shall be appointed as the members of the Strategic Advisory Committee, with Randall Bassett appointed as chairman of the Strategic Advisory

Committee, and (v) the Compensation Committee shall be expanded to four (4) members and Eric Haskell shall be appointed to the Compensation Committee.
          (b) The Company will nominate and recommend for election by the stockholders of the Company the following slate of seven (7) directors to stand for election at the Annual Meeting: Salvatore D’Amato, Jordan Davis, Fred Levin, Richard Robbins and Kenneth Traub (each, a “Company Nominee”), and Randall Bassett and Eric Haskell (each, a “Stockholder Nominee”). If each Stockholder Nominee is elected and chosen to serve as a member of the Board, each Stockholder Nominee will serve as a member of the Board, and the respective committees to which each Stockholder Nominee is appointed pursuant to paragraph 1(a) above, for the same term as the Company Nominees elected to the Board at the Annual Meeting, which term shall expire when his successor is duly elected at the 2008 annual meeting and qualified or upon his death, resignation or removal, all as provided in the Company’s bylaws.
          (c) Immediately following the conclusion of the Annual Meeting, the Nominating Committee of the Board shall be constituted, to be governed by the charter attached as Exhibit B hereto, and consisting of the following members: Randall Bassett, Eric Haskell and Fred Levin. If at any time following the Annual Meeting, the Participating Stockholders beneficially own, as defined in Rule 13d-3 promulgated under the Securities Exchange Act, less than 10% of the outstanding shares of Common Stock for a period continuing for more than 30 days, the Nominating Committee shall be automatically disbanded, without any action on the part of the Board. At or about the time the Nominating Committee submits any recommendations to the Board for the Company’s 2008 regular annual meeting, it shall solicit a representation from the Participating Stockholders with respect to their then current aggregate beneficial ownership of Common Stock. If the Nominating Committee has not been disbanded pursuant to this paragraph 1(c), the Company shall nominate and recommend for election by the stockholders of the Company at the 2008 annual meeting the nominees selected by the Nominating Committee. Before the first meeting of the Board held after the 2008 annual meeting of the Company’s stockholders, the Company shall not make any change in the size or, except as set forth in paragraph 1(d) below, membership of the Nominating Committee or amend the charter of the Nominating Committee.
          (d) If a vacancy shall occur in the Board of Directors following the Annual Meeting and before the Company’s 2008 regular annual meeting with respect to a seat held by a Company Nominee, a qualified individual shall be appointed to fill such vacancy by the remaining Company Nominees. If such vacancy shall also cause a vacancy to occur on the Nominating Committee of the Board with respect to the seat held by a Company Nominee, the remaining Company Nominees shall appoint a Company Nominee who is an independent director to fill such vacancy on the Nominating Committee. If a vacancy shall occur in the Board of Directors following the Annual Meeting and before the Company’s 2008 regular annual meeting with respect to a seat held by a Stockholder Nominee, a qualified individual shall be appointed to fill such vacancy by the remaining Stockholder Nominee. If at any time following the Annual Meeting and before the Company’s 2008 regular annual meeting vacancies shall occur simultaneously with respect to both seats held by Stockholder Nominees, the Board shall (subject to the exercise of the Board’s fiduciary duties) appoint to one or both vacancies, as a new Stockholder Nominee, an individual or individuals selected from that list of individuals attached hereto as Exhibit C. In such event, if the Board chooses to appoint only one individual from the list on Exhibit C, such new Stockholder Nominee shall appoint a qualified individual to fill the remaining vacancy in accordance with this paragraph 1(d). The Board shall appoint to the Nominating Committee, and to any other committees of the Board in which a vacancy shall occur with respect to a seat held by a Stockholder Nominee, any new Stockholder Nominee appointed under this paragraph 1(d) to fill a vacancy in the Board of Directors.
     2. Expense Reimbursement. The Company will pay the Participating Stockholders’ expenses, including legal fees, in an aggregate amount of up to $75,000, in connection with their efforts to nominate a slate of directors. The Participating Stockholders will provide the Company with a reasonably detailed itemized invoice listing the expenses incurred by them. The Company will pay such invoiced amounts by wire transfer of immediately available funds as soon as practicable upon the receipt by the Company from the Participating Stockholders of the invoice.
     3. Termination of the Voting Agreement. The Voting Agreement Members hereby mutually agree to terminate the Voting Agreement, and this Agreement shall constitute written agreement to so do pursuant to Section 3.2 of the Voting Agreement, to be effective as of the date of this Agreement, immediately following and contingent upon the effectiveness of this Agreement.
     4. Company Representations and Warranties. The Company represents and warrants to the Participating Stockholders as follows:
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and
          (b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement.
     5. Participating Stockholders Representations and Warranties.
          (a) Levy Harkins represents and warrants to the Company (i) that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution and performance of this Agreement and (ii) that this Agreement has been duly and validly authorized, executed and delivered by Levy Harkins and constitutes a valid and binding obligation of Levy Harkins, enforceable in accordance with its terms, and no other proceeding on the part of Levy Harkins is necessary to authorize the execution, delivery and performance of this Agreement.
          (b) The Gracy Fund represents and warrants to the Company (i) that it is a limited partnership duly organized, validly existing and in good standing under the laws of the

State of Delaware, has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution and performance of this Agreement and (ii) that this Agreement has been duly and validly authorized, executed and delivered by The Gracy Fund and constitutes a valid and binding obligation of The Gracy Fund, enforceable in accordance with its terms, and no other proceeding on the part of The Gracy Fund is necessary to authorize the execution, delivery and performance of this Agreement.
          (c) The Pessin IRA represents and warrants to the Company (i) that it has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution and performance of this Agreement and (ii) that this Agreement has been duly and validly authorized, executed and delivered by the Pessin IRA and constitutes a valid and binding obligation of the Pessin IRA, enforceable in accordance with its terms, and no other proceeding on the part of the Pessin IRA is necessary to authorize the execution, delivery and performance of this Agreement.
     6. Standstill Provisions. Provided that the Company is not in material default under this Agreement, the Participating Stockholders agree, jointly and severally, through the conclusion of the 2007 annual meeting of the Company and for a period of one year thereafter, provided that the provisions of this paragraph 6 and paragraph 8 below shall not apply to the 2008 regular annual meeting of the Company (the “Standstill Period”), none of the Participating Stockholders nor any of their affiliates, associates or representatives shall, other than as a duly elected member of the Board, in any manner, directly or indirectly, unless such shall have been specifically invited in writing by the Company:
          (a) Seek, offer or propose (whether publicly or otherwise) to effect or participate in, or, in any way, assist any other person to seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any tender or exchange offer, merger or other business combination involving the Company or any of affiliates, (ii) any recapitalization, restructuring, liquidation, dissolution or other material transaction outside the scope of the Company’s traditional business operations with respect to the Company or any of its affiliates or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission);
          (b) Otherwise act, alone or in concert with others, to seek to control the management, the Board or the policies of the Company, including without limitation, by (i) initiating or instituting a stockholder solicitation for any such purpose, or (ii) nominating or causing others to nominate, or otherwise seeking to elect directors of the Company other than those nominated by the Board; or
          (c) Enter into any discussions or arrangements with any third party with respect to any of the foregoing.
     Notwithstanding anything to the contrary in Section 4, the mere act of purchasing or selling any capital stock of the Company beneficially owned by any of the Participating Stockholders shall not by itself be deemed to constitute the participation in, or assistance by, any of the Participating Stockholders with respect to any of the foregoing.

     7. Withdrawal of Shareholder Proposal. The Participating Stockholders shall withdraw a proposal submitted to the Company on March 23, 2007, to recommend to the Board to nominate their own slate of directors at the Annual Meeting (the “Stockholder Proposal”).
     8. Voting.
          (a) At any meeting of the stockholders of the Company held at any time between the date of this Agreement and the expiration of the Standstill Period, each Participating Stockholder shall (i) vote, or cause to be voted, all shares of common stock of the Company beneficially owned by him or her, as of the record date for such meeting (“Voting Securities”), in favor of the election to the Board of the persons nominated by the Board for election to the Board at such meeting; and (ii) not vote, or cause not to be voted, any such Voting Securities in favor of the removal from the Board of any director or in favor of any candidates or slate of candidates for election to the Board not nominated by the Board.
          (b) At any meeting of the stockholders of the Company held at any time between the date of this Agreement and the expiration of the Standstill Period, the Participating Stockholders shall cause all Voting Securities to be present, in person or proxy, so that all such Voting Securities can be counted for the purpose of determining the presence of a quorum at each such meeting.
     9. Mutual Release; Covenants not to Sue.
          (a) The Company shall fully release, exonerate, and discharge each of the Participating Stockholders and their respective affiliates, associates, representatives, employees, agents and advisors (each, a “Stockholder Releasee”) from any and all liability and responsibility for any and all Claims (as hereinafter defined); and covenants and agrees not to participate in, commence or permit (to the extent within its control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Claim, and not to encourage, assist or cooperate with any person in pursuing or asserting any Claim, against any Stockholder Releasee.
          (b) The Participating Stockholders shall, jointly and severally, fully release, exonerate and discharge the Company and each of its affiliates, associates, representatives, employees, agents and advisors (each, a “Company Releasee”) from any and all liability and responsibility for any and all Claims (as hereinafter defined); and covenant and agree not to participate in, commence or permit (to the extent within its respective control) the assertion or commencement of any demand, allegation, litigation, proceeding or action relating to any Claim, and not to encourage, assist or cooperate with any person in pursuing or asserting any Claim against any Company Releasee.
     As used in this Agreement, “Claim” means any actual or alleged liability, claim, action, suit, cause of action, obligation, contract, judgment, penalty or expense (including, without limitation, reasonable attorneys’ fees and expenses, and the costs of investigation and litigation), whether in law or in equity, whether known or unknown, whether matured or unmatured and whether foreseen or unforeseen, that any party to this Agreement may or could have had, or now or hereafter may have, for, upon, or by reason of, any matter, cause or thing whatsoever resulting from, arising out of, relating to, connected in any way with, or alleged, suggested or mentioned in connection with, (i) the Stockholder Proposal or any part or aspect thereof, (ii) any action taken, or statement made, in connection with the Stockholder Proposal, or (iii) any action, failure to act, representation, event, transaction, occurrence or other subject matter resulting from, arising out of, relating to, or alleged in connection with the foregoing; provided, however, that “Claim” shall not mean any of the foregoing to the extent they result from, arise out of, relate to, connect in any way with, or are alleged, suggested or mentioned in connection with, the enforcement of this Agreement.
     10. Publicity. As soon as practical after the execution of this Agreement, the Company shall issue a press release in the form and substance reasonably satisfactory to both the Company and the Participating Stockholders. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement without the prior written consent of the Company and the Participating Stockholders; provided, however, that the provisions of this paragraph will not prohibit (a) any disclosure either party reasonably believes is required by any applicable law (in which case the disclosing party will provide the other party with the opportunity to review the disclosure in advance) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or other documents contemplated hereby.
     11. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any governmental authority (an “Action”) instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach, it shall not assert the defense that a remedy at law would be adequate.
     12. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the Participating Stockholders, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.
     14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
     15. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     16. WAIVER OF JURY TRIAL. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this agreement or any of the contemplated transactions, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this agreement or any of the contemplated transactions will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.
[Next page is the signature page.]

     IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first written above.

Company:

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:

Name:
Title:

Participating Stockholders:

William M. Hitchcock

Randall C. Bassett

David H. Hancock

SEP IRA F/B/O NORMAN H. PESSIN

By:

Norman H. Pessin

Sandra F. Pessin
[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

LEVY, HARKINS & CO., INC.
By:
Michael J. Harkins, President

THE GRACY FUND, L.P.
By:
Edwin A. Levy, General Partner

By:
James Lebenthal, General Partner

By:
Michael J. Harkins, General Partner

Edwin A. Levy

James Lebenthal

Michael J. Harkins

EXHIBIT A
AMERICAN BANK NOTE HOLOGRAPHICS, INC.
STRATEGIC ADVISORY COMMITTEE CHARTER
Strategic Advisory Committee Purpose and Role
The Strategic Advisory Committee is established to assist and provide advice to the Board of Directors (the “Board”), regarding the monitoring and implementation of the Company’s review of financial and strategic alternatives to maximize the value of the Company for its shareholders (the “Strategic Plan”), as well as general strategic planning from time to time. The Board shall have final authority over all recommendations of the Committee.
Responsibilities
The Committee shall provide advice and assistance to the Board with regard to:
1.	The Company’s then current Strategic Plan.

2.	The Company’s long-term strategy, which may include goals for future years and evaluations of evolving and emerging technologies and changes in products and services in the markets the Company serves.

3.	Evaluating material acquisitions and dispositions and similar transactions and other potential growth and expansion opportunities for the Company.

4.	Strategic issues or opportunities material to the Company outside the scope of the Company’s traditional business operations.

5.	Such other responsibilities as are delegated to the Committee by the Board.
Composition and Meetings.
The Committee shall consist at all times of no fewer than three members who shall be members of the Board. The members of the Committee, including the Chairperson of the Committee, shall be appointed and replaced by the Board. The Committee will have at least two (2) regularly scheduled meetings each year either in person or telephonically, and at such times and places as the Committee shall determine, but may meet as often as may be deemed necessary or appropriate in its judgment. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall report to the Board, as requested or as the Committee deems necessary, on a regular basis but not less frequently than annually. Minutes will be prepared, and the Committee will report the results of its meetings to the Board. Committee members will be furnished copies of the minutes of each meeting and any action taken by written consent. The Committee is governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, and quorum and voting requirements applicable to the Board.
The Committee shall, on an annual basis, evaluate the performance of the Committee.

EXHIBIT B
AMERICAN BANK NOTE HOLOGRAPHICS, INC.
NOMINATING COMMITTEE
CHARTER
Purpose
     The Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of American Bank Note Holographics, Inc. (the “Company”) is established for the purpose of assisting the Board in its selection of individuals (i) beginning with the 2008 annual meeting of the stockholders of the Company, as nominees for election to the Board at annual meetings of the Company’s stockholders or (ii) after the 2008 annual meeting of the stockholders of the Company, to fill any vacancies or newly created directorships on the Board. Notwithstanding the foregoing, the Committee shall have no right to make any recommendations with respect to the expansion of the size of the Board.
     The Committee will exercise its business judgment in carrying out the responsibilities described in this charter in a manner that the Committee members reasonably believe to be in the best interests of the Company and its stockholders. No provision of this charter, however, is intended to create any right in favor of any third party, including any stockholder, officer, director or employee of the Company or any subsidiary thereof, in the event of a failure to comply with any provision of this charter.
Committee Membership
     The Committee shall consist of no fewer than three (3) members. The members of the Committee shall be appointed by the Board. Committee members shall serve at the pleasure of the Board. The Board shall also appoint one member of the Committee to act as the Chairperson of the Committee. The Chairperson and each other member of the Committee shall serve until the earlier of, (i) the date on which he or she is no longer a member of the Board or (ii) his or her resignation or removal by the Board. The Board may appoint additional or replacement members of the Committee from time to time.
Meetings
     The Committee shall meet at least once annually, or more frequently as circumstances dictate. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings may be held telephonically. The Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate to carry out its responsibilities. No action may be taken by the Committee unless approved by a majority of the members of the Committee.

Committee Authority and Responsibilities
     The Committee shall have such other authority as shall be necessary or appropriate to effectuate its purposes as set forth in this Charter.
     Specific duties and responsibilities of the Committee include, but are not limited to, the following:
     1. To establish criteria for the selection of new directors to serve on the Board.
     2. To identify individuals believed to be qualified candidates to serve on the Board. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include (a) ensuring the board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the SEC), local or community ties, (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and ability to work collegially. The Committee may also consider the extent to which the candidate would fill a present need on the Board.
     3. To seek, interview and screen individuals qualified to become Board members for recommendation to the Board and evaluate such individuals using the Committee’s selection criteria.
     4. To develop lists of desirable director nominees and share information concerning potential nominees and the process with the Board, soliciting input from Board members.
     5. To recommend to the Board, for its selection, those qualified individuals, consistent with criteria approved by the Committee, as the Committee shall deem appropriate (i) as nominees for election by the stockholders to the Board at the next annual meeting of the stockholders of the Company or (ii) to fill any vacancies or newly created directorships on the Board.
     6. To evaluate the qualifications of nominees submitted by the Company’s stockholders using the same selection criteria the Committee uses to evaluate other potential nominees.
     7. To extend to each prospective director nominee approved by the Board the invitation to stand for election to the Board.
     8. Annually, to review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval.
     9. To perform such other duties as the Board may from time to time direct or as may be required by, or as the Committee shall deem appropriate under, applicable laws, rules and regulations.

2

EXHIBIT C
Replacement Stockholder Nominees

David F. Waguespack
Peter Woodward
J. Patrick Collins